Exhibit 99.1

Press Release & Investor Call

Remote Monitoring and Control Provider Acorn Reports Higher 2025 Revenue

and Operating Income, Benefiting from a 22% Increase in Monitoring Revenue and a Related Gross Margin Increase

Investor Call today at 11am ET

Wilmington, DE – March 5, 2026 – Acorn Energy, Inc. (Nasdaq: ACFN), provider of remote monitoring and control solutions for critical infrastructure assets, announced results for its fourth quarter (Q4’25) and full-year ended December 31, 2025. Acorn will hold an investor call today at 11 a.m. ET (details below).

Summary Financial Results

($ in thousands)	Q4’25	Q4’24	Change	2025	2024	Change

Monitoring revenue	$1,411	$1,203	+17.3%	$5,560	$4,553	+22.1%
Hardware revenue	$966	$2,326	-58.5%	$5,918	$6,433	-8.0%
Total revenue (1)	$2,377	$3,529	-32.6%	$11,478	$10,986	+4.5%
Gross margin	80.1%	72.4%	+770bps	76.8%	72.8%	+400bps
Net income to stockholders (2)	$1,074	$5,233	-79.5%	$2,510	$6,294	-60.1%
Diluted EPS	$0.42	$2.08	$-1.66	$0.99	$2.51	$-1.52
Deferred Income Tax Benefit in EPS	$0.28	$1.76	$-1.48	$0.18	$1.77	$-1.59

(1)	All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrixTM, LLC.
(2)	Q4’25 net income includes a deferred income tax benefit of $717,000 and 2025 net income includes a deferred income tax benefit of $464,000. Q4’24 and 2024 results included a deferred income tax benefit of $4.4M.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “Acorn achieved record revenue from OmniMetrix, improved operating income and higher cash flow in 2025. Our performance benefited from a 22% increase in high-margin monitoring revenue, the key value driver of our business, which was driven by continued growth of our installed base of remote monitoring end points.

“Our year-over-year comparisons reflect the impact of a national cellphone provider contract, the largest in our history. The bulk of hardware revenue for this contract was recorded in the third and fourth quarters of 2024 and the first and second quarters of 2025, leading to lower year-over-year hardware revenues in the third and fourth quarters of 2025. The contract also includes one year of monitoring services, which is recorded ratably over 12 months following the acceptance of each hardware unit. We expect ongoing revenue from annual monitoring renewals.

“Hardware revenue comparisons were also impacted by a decrease in the amortization of deferred revenue from hardware units sold prior to September 2023. Acorn recognized $956,000 in deferred hardware revenue in 2025 compared to $1,841,000 in 2024. The balance of deferred hardware revenue from units sold prior to September 2023 was approximately $168,000 at December 31, 2025.

“Acorn’s operating performance and favorable outlook necessitated an additional release of valuation allowance against our deferred tax assets of $464,000 in 2025, following $4,435,000 released in 2024, resulting in deferred income tax benefits in both periods. We now maintain a $10.3M valuation allowance against total net operating loss and capital loss carryforwards of $14.4M. With the majority of our NOLs expiring beyond 2031, we will continue to review our tax assets and valuation allowance vis-à-vis our profit outlook.

“Turning to our strategies for growth, we continue to pursue the following five complementary core initiatives:

●	The pursuit of larger commercial and industrial opportunities by our direct sales team.
●	Ongoing work to develop strategic OEM relationships where we can partner with much larger companies to provide our industry-leading technology and services to reach a much broader customer universe.
●	Working to expand our penetration of the residential market through active engagement with our network of over 600 generator dealers.
●	Our ongoing R&D focus on developing new products and expanding the capabilities and value of existing products.
●	Our search for accretive transactions that can expand our product, market and/or customer reach.

“In line with these objectives, we substantially expanded our suite of solutions through a strategic technology partnership with Israel-based AIO-systems in early January. The agreement grants Acorn exclusive rights to sell AIO’s best-in-class solutions for cell tower, data center, and utility infrastructure management under the OmniMetrix logo in the United States, Canada, and Mexico, significantly expanding our solutions set and total addressable market. We are already investing in resources and personnel, with services and support provided by AIO, including product adaptations, a dedicated mobile app, and other elements to support the North American market launch.

“This is a very exciting opportunity to build on our growing base of recurring revenue. While this partnership has the potential to be a game changer for our company, we must first invest the time and resources to prepare these products for the North American market and to initiate our sales and marketing programs. We now expect to install our first demonstration unit for a large telecom provider by the end of March. Given the market development work still to be done, we don’t currently expect any meaningful contribution from this initiative before the second half of 2026.

“Importantly, we do see several favorable trends that support our business strategy and outlook. These include strong growth in demand and deployment of IoT-connected devices, real-time data capture, predictive maintenance and analytics, stricter compliance mandates, and escalating energy demands from AI and data centers. Leveraging these dynamics and our growth initiatives, we continue to target 20% average annual revenue growth over the next three to five years and expect roughly 50% of incremental revenue to flow through to operating income.”

Financial Review

2025 revenue rose 5% to $11,478,000, as compared to $10,986,000 in 2024, driven by a 22% increase in monitoring revenue, from growth in total monitored endpoints. Hardware revenue declined 8%, largely due to $956,000 of amortization of deferred revenue in 2025 vs. $1,841,000 in 2024, a decline of $885,000, which was partially offset by new hardware sales. Revenue from sales of new hardware versions that are distinct products are recorded when shipped or accepted by the customer, while revenue from sales of hardware product versions sold prior to September 2023, that were not separable from the Company’s monitoring services, was deferred and amortized over an estimated unit life, typically 3 years.

Q4’25 revenue declined to $2,377,000 from $3,529,000 in Q4’24, driven by a 59% decline in hardware revenue, partially offset by a 17% increase in recurring monitoring revenue. Q4’24 hardware revenue included $913,000 of hardware related to the rollout of the material cellphone provider contract in the prior-year period, versus $79,000 in Q4’25.

Gross profit grew 10% to $8,815,000 in 2025 reflecting a 77% gross margin vs. gross profit of $7,999,000 and a 73% gross margin in 2024. Gross margin improvement reflects the growth in monitoring revenue as well as sales of new Omni and OmniPro products with improved features supporting higher gross margin than prior versions. Gross margin on monitoring revenue was 95% in 2025 vs. 94% in 2024. Gross margin on hardware revenue was 60% in 2025 vs. 57% in 2024. In Q4’25, overall gross margin of 80% exceeded Q4’24 gross margin of 72%, also due to a greater percentage of higher-margin monitoring revenue, as well as the margin benefit of next-generation product sales in the current period.

Operating expenses increased to $6,826,000 in 2025 from $6,062,000 in 2024, due to a 14% increase in SG&A expense and an 8% increase in R&D expense. The increase in SG&A was due to higher corporate overhead as well as OmniMetrix SG&A expenses. The increase in corporate overhead included increases of (a) $128,000 in tax professional fees related to the review and utilization Acorn’s tax assets (NOLs) (b) $115,000 in Nasdaq uplisting expenses (c) $75,000 in stock compensation expense and (d) $42,000 in audit and other public company expenses. OmniMetrix SG&A expense increases included $281,000 in additional personnel, consulting and staff augmentation fees and $58,000 in facilities expense due to a lease amendment for our office space in Buford, Georgia, partially offset by decreases in other expense categories. R&D expenses increased $82,000, to $1,094,000, in 2025 due to an addition to our engineering team in Q4’24 and general wage increases.

Operating expenses decreased 5% to $1,626,000 in Q4’25 vs. Q4’24, driven by 3% lower SG&A and 14% lower R&D expenses. The decrease in SG&A expenses was primarily due to lower hardware commissions offset by increases in other personnel expenses and facility lease expense. R&D expenses declined year-over-year following the completion of the new Omni and OmniPro product development.

Higher revenue, offset by increased operating costs led to operating income of $1,989,000 in 2025 vs. $1,937,000 in 2024. Increased interest income contributed to 5% growth in pretax income to $2,110,000 in 2025 vs. $2,010,000 in 2024. Continued profitability and Acorn’s performance outlook for future profitability required the partial release of valuation allowance against Acorn’s deferred assets in both years, resulting in a deferred income tax benefit $464,000 in 2025 vs. $4,435,000 in 2024.

Based on the operating performance and tax benefits described above, Acorn reported 2025 net income attributable to Acorn stockholders of $2,510,000, or $0.99, per diluted share, vs. net income attributable to Acorn stockholders of $6,294,000, or $2.51 per diluted share, in 2024. 2025 included a deferred tax benefit of $464,000, or $0.18 per diluted share, and 2024 included a deferred tax benefit of $4,435,000, or $1.77 per diluted share.

Liquidity and Cash Flow

Acorn’s cash position increased to $4,454,000 at the close of 2025, as compared to $2,326,000 at year-end 2024 and $4,167,000 at September 30, 2025. Excluding deferred revenue of $3,097,000 and deferred cost of goods sold of $70,000, which have no impact on future cash flows, net working capital improved to $6,184,000 at December 31, 2025 from $4,230,000 at December 21, 2024 and $5,813,000 at September 30, 2025.

In 2025, Acorn generated $2,090,000 of net cash from operating activities, used $33,000 in investing activities and received proceeds of $71,000 from financing activities, including the exercise of stock options less the cost of stock repurchases. Acorn’s $2,128,000 net increase in cash in 2025 was more than double the net increase of $877,000 in 2024.

Investor Call Details

Date/Time:	Thursday, March 5th at 11:00 a.m. ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn’s 99%-owned OmniMetrix subsidiary is a pioneer and leader in wireless remote monitoring and control solutions for critical infrastructure including standby generators, cell towers, gas pipelines, data centers, and utility networks. OmniMetrix serves tens of thousands of commercial and residential endpoints, including over 25 Fortune/Global 500 companies in sectors including telecom, manufacturing, healthcare, data centers, retail, public transportation, energy distribution and government facilities, as well as residential customers through generator dealers.

OmniMetrix’s industry-leading, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

X (formerly Twitter):	@Acorn IR and @OmniMetrix
StockTwits:	@Acorn Energy

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year ended December 31,		Three months ended December 31,
	2025	2024	2025	2024

Revenue	$11,478	$10,986	$2,377	$3,529
COGS	2,663	2,987	472	973
Gross profit	8,815	7,999	1,905	2,556
Operating expenses:
Research and development expense (R&D)	1,094	1,012	271	314
Selling, general and administrative (SG&A) expense	5,732	5,050	1,355	1,397
Total operating expenses	6,826	6,062	1,626	1,711
Operating income	1,989	1,937	279	845
Interest income, net	121	73	36	20
Income before income taxes	2,110	2,010	315	865
Current state tax benefit (expense)	(30)	(123)	48	(56)
Deferred income tax benefit	464	4,435	717	4,435
Net income	2,544	6,322	1,080	5,244
Non-controlling interest share of income	(34)	(28)	(6)	(11)
Net income attributable to Acorn Energy, Inc. stockholders	$2,510	$6,294	$1,074	$5,233

Basic and diluted net income per share attributable to Acorn Energy, Inc. stockholders:
Net income per share attributable to Acorn Energy, Inc stockholders – basic	$1.01	$2.53	$0.43	$2.10
Net income per share attributable to Acorn Energy, Inc stockholders – diluted	$0.99	$2.51	$0.42	$2.08

Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic	2,496	2,487	2,505	2,489
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – diluted	2,538	2,512	2,542	2,513

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2025	2024
ASSETS
Current assets:
Cash	$4,454	$2,326
Accounts receivable, net	887	1,933
Inventory, net	1,254	436
Other current assets	267	288
State income tax receivable	21	10
Deferred cost of goods sold (COGS)	70	406
Total current assets	6,953	5,399
Property and equipment, net	400	505
Right-of-use assets, net	963	84
Deferred COGS	—	70
Other assets	119	103
Deferred tax assets	4,899	4,435
Total assets	$13,334	$10,596

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$306	$297
Accrued expenses	171	290
Deferred revenue	3,097	3,521
Current operating lease liabilities	158	98
Other current liabilities	46	59
State income tax payable	18	19
Total current liabilities	3,796	4,284
Long-term liabilities:
Deferred revenue	312	712
Noncurrent operating lease liabilities	884	—
Other long-term liabilities	26	24
Total liabilities	5,018	5,020
Commitments and contingencies
Equity (deficit): Acorn Energy, Inc. stockholders
Common stock – $0.01 par value per share; Authorized – 42,000,000 shares; issued – 2,555,717 and 2,541,308 shares at December 31, 2025 and 2024, respectively; outstanding – 2,504,626 and 2,491,130 at December 31, 2025 and 2024, respectively	25	25
Additional paid-in capital	103,621	103,405
Accumulated stockholders’ deficit	(92,344)	(94,854)
Treasury stock, at cost – 51,091 shares at December 31, 2025; 50,178 shares at December 31, 2024	(3,052)	(3,036)
Total Acorn Energy, Inc. stockholders’ equity	8,250	5,540
Non-controlling interests	66	36
Total equity	8,316	5,576
Total liabilities and equity	$13,334	$10,596

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year ended December 31,
	2025	2024
Cash flows provided by operating activities:
Net income	$2,544	$6,322
Depreciation and amortization	115	121
Increase (decrease) in the provision for credit losses	1	(6)
Impairment of inventory	27	12
Non-cash lease expense	184	129
Deferred income tax benefit	(464)	(4,435)
Stock-based compensation	129	56
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,045	(1,391)
(Increase) decrease in inventory	(845)	514
Decrease in deferred COGS	406	809
Decrease in other current assets and other assets	5	63
Increase in state income tax receivable	(11)	(10)
Decrease in deferred revenue	(824)	(1,351)
Decrease in operating lease liability	(118)	(143)
(Decrease) increase in state income tax payable	(1)	19
(Decrease) increase in accounts payable, accrued expenses, other current liabilities and non-current liabilities	(103)	196
Net cash provided by operating activities	2,090	905

Cash flows used in investing activities:
Investments in technology	(20)	(48)
Leasehold improvements	(4)	—
Patents	(1)	—
Equipment purchases	(8)	(8)
Net cash used in investing activities	(33)	(56)

Cash flows provided by financing activities:
Stock repurchases held in Treasury	(16)	—
Stock option exercise proceeds	87	28
Net cash provided by financing activities	71	28

Net increase in cash	2,128	877
Cash at the beginning of the year	2,326	1,449
Cash at the end of the year	$4,454	$2,326

Supplemental cash flow information:
Cash paid during the year for:
Interest	$—	$1
Income taxes	$42	$108
Louisiana	$6	$—
North Carolina	$7	$—
New Jersey	$11	$—
Pennsylvania	$12	$—
Tennessee	$3	$—
Other	$3	$—
Non-cash investing and financing activities:
Right-of-use assets	$1,025	$—
Operating lease liability	$1,025	$—
Accrued preferred dividends to former CEO of OmniMetrix	$4	$4